As filed with the Securities and Exchange Commission on August 29, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MediWound Ltd.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

42 Hayarkon Street
Yavne 8122745, Israel
+972 (77) 971-4100
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua G. Kiernan, Esq. Nathan Ajiashvili, Esq. Michael J. Rosenberg, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200	Yaron Meyer, Adv. MediWound Ltd. 42 Hayarkon Street Yavne 8122745, Israel +972 (77) 971-4100	Shachar Hadar, Adv. Jonathan M. Nathan, Adv. Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 29, 2024

PROSPECTUS

MediWound Ltd.

1,453,488 Ordinary Shares

This prospectus relates to the resale by the selling shareholders named in this prospectus (the “Selling Shareholders”) from time to time of up to 1,453,488 of our ordinary shares, par value NIS 0.07 per share.

Our registration of the ordinary shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of such ordinary shares. The Selling Shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the ordinary shares covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts. For additional information on the possible methods of sale that may be used by the Selling Shareholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of ordinary shares by the Selling Shareholders.

Any ordinary shares subject to resale hereunder will have been issued by us and acquired by the Selling Shareholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the ordinary shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the resale of the ordinary shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of our ordinary shares.

Our ordinary shares are traded on The Nasdaq Global Market under the symbol “MDWD.” On August 29, 2024, the reported closing sales price of our ordinary shares on The Nasdaq Global Market was $18.23 per share.

Investing in our ordinary shares involves a high degree of risk. Please carefully consider the “Risk Factors” in Item 3 of our most recent annual report on Form 20-F incorporated by reference in this prospectus, and the “Risk Factors” referenced on page 6 of this prospectus, and in any applicable supplement to this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase these securities. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Shareholders may sell ordinary shares as described in this prospectus, from time to time, in one or more offerings as described in this prospectus. To the extent permitted by law, we may file or authorize one or more prospectus supplements or free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described in the section entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we, nor the Selling Shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

On July 15, 2024, we entered into a share purchase agreement (the “Share Purchase Agreement”) with the Selling Shareholders (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for, and we agreed to issue to such PIPE Investors, an aggregate of 1,453,488 ordinary shares at $17.20 per share for gross proceeds of approximately $25 million on July 17, 2024, when closing occurred (the “PIPE Transaction”). In connection with the PIPE Transaction, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the PIPE Investors, providing the PIPE Investors with customary registration rights with respect to the ordinary shares issued to them pursuant to the PIPE Transaction and any additional Registrable Securities (as defined therein).

References to “MediWound” or to “we,” “us,” or “our” in this prospectus, unless the context otherwise requires or as otherwise expressly stated, refer to MediWound Ltd.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

•	our commercialization, marketing and manufacturing capabilities and strategy and the ability of our marketing team to cover European regional burn centers and units;

•
the timing and conduct of our trials of NexoBrid, EscharEx and our other pipeline product candidates, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•
the clinical utility, potential advantages and timing or likelihood of regulatory filings and approvals of EscharEx and our other pipeline products by the U.S. Food and Drug Administration (the “FDA”), the European Medicines Agency or any other regulatory authority;

•	our expectations regarding future growth, including our ability to develop new products;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	anticipated funding under our contracts with the U.S. Biomedical Advanced Research and Development Authority;

•	our ability to maintain adequate protection of our intellectual property;

•	our estimates regarding the market opportunity for NexoBrid, EscharEx and our other pipeline products;

•	the degree of market acceptance of our products and product candidates, including relative to those of our competitors;

•	our expectation regarding the duration of our inventory of intermediate drug substances and products;

•	the impact of our research and development expenses as we continue developing product candidates;

•	the impact of government laws and regulations; and

•
the impact of the current global macroeconomic climate on our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of our products and product candidates in the future.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into consideration the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described in the section entitled “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, level of activity, performance or achievements to differ materially from any future results, level of activity, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s ordinary shares. Before making an investment decision, you should read this entire prospectus carefully, especially in the section entitled “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” for more information.

Company Overview

We are a global leader in next-generation enzymatic therapeutics focused on non-surgical tissue repair. We specialize in the development, production and commercialization of solutions that seek to improve existing standards of care. We are committed to providing rapid and effective biologics that improve patient experiences and outcomes, while reducing costs and unnecessary surgeries.

Our first drug, NexoBrid, is an FDA-approved orphan biologic for eschar removal in severe burns that can replace surgical interventions and minimize associated costs and complications. NexoBrid is a topically administered biological product that enzymatically removes nonviable burn tissue, or eschar, in patients with deep partial and/or full-thickness thermal burns without harming viable tissue. NexoBrid is approved in over 40 countries, including in the United States, European Union and Japan, where it has been designated as an orphan biologic drug.

Utilizing the same core biotherapeutic enzymatic platform technology, we have developed a strong R&D pipeline including our lead drug under development, EscharEx. EscharEx, a phase III-ready biologic, is a multimodal debridement therapy for the treatment of chronic wounds, with significant potential advantages over the $360 million dominant product and an opportunity to expand the market. It is a concentrate of proteolytic enzymes enriched in bromelain for topical, easy to use daily applications. In several Phase II trials, EscharEx was shown to be well-tolerated, and demonstrated positive efficacy results in debridement and promotion of granulation tissue in various hard-to-heal wounds, with only a few daily applications. EscharEx’s mechanism of action is mediated by proteolytic enzymes that cleave to and remove necrotic tissue preparing the wound bed for healing. The Phase III study in patients with VLU, is expected to initiate in the second half of 2024. Preparations for DFU Phase II/III are currently underway.

MediWound’s pipeline also includes MW005, a topical therapeutic for the treatment of basal cell carcinoma that has demonstrated positive results in Phase I/II study.

We manufacture NexoBrid and our product candidates in our cGMP certified sterile manufacturing facility at our headquarters in Yavne, Israel.

Recent Developments

Entry into PIPE Financing Transaction

On July 15, 2024, we entered into the Share Purchase Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for, and we agreed to issue to such PIPE Investors, an aggregate of 1,453,488 ordinary shares at $17.20 per share for gross proceeds of approximately $25 million on July 17, 2024, when closing occurred. In connection with the PIPE Transaction, we entered into the Registration Rights Agreement with the PIPE Investors, providing the PIPE Investors with customary registration rights with respect to the ordinary shares issued to them pursuant to the PIPE Investors and any additional Registrable Securities (as defined therein).

Entry into Collaboration Agreement with Mölnlycke

Concurrently with execution of the Share Purchase Agreement, we and Mölnlycke Health Care AB (“Mölnlycke”), a world-leading MedTech company specializing in solutions for wound care and surgical procedures, pursuant to the PIPE Transaction, entered into a collaboration and rights agreement, dated July 15, 2024, (the “Collaboration Agreement”). Under the Collaboration Agreement, we shall be able to benefit from Mölnlycke’s comprehensive global expertise in advanced wound care. Accordingly, if requested by us, Mölnlycke shall provide us with commercial insights, clinical and regulatory experience, and educational resources. Besides the parties’ collaboration in that manner, the Collaboration Agreement also grants Mölnlycke certain specific rights, including:

•
Attendance/discussion rights with the Research & Development Committee of our board of directors (the “Board”) in a non-voting, observer capacity. Additionally, the Chief Executive Officer of Mölnlycke and the Executive Vice President, Wound Care of Mölnlycke will be invited to attend quarterly meetings with our Chief Executive Officer and our Chairman of the Board;

•	Strategic evaluation rights related to EscharEx;
•
Right of first participation in the process for an acquisition of us. If we enter into, and the Board recommends in favor of, a definitive agreement with any third party with respect to an acquisition, Mölnlycke has agreed to vote the ordinary shares held by it in favor of such acquisition;

•
Shareholdings exclusivity, whereby we may not sell or issue any equity securities to any entity having a significant commercial business in the field of wound-care until the earlier of (i) the two-year anniversary of the closing of the PIPE Transaction and (ii) the termination of the agreement;

•
Customary preemptive rights to maintain Mölnlycke’s ownership percentage in MediWound, subject to customary exceptions, until the earlier of (i) the two-year anniversary of the closing of the PIPE Transaction and (ii) the termination of the agreement; and

•
The Collaboration Agreement contains stand-still provisions that limit Mölnlycke's ownership to no more than 9.99% of our issued and outstanding ordinary shares during the duration of the agreement, including pursuant to any voting or other agreement.

Amendment to Settlement Agreement with Teva

On July 15, 2024, we and Teva Pharmaceutical Industries Ltd. (“Teva”) entered into Amendment No. 2 (the “Amendment”) to the settlement agreement and mutual general release, dated March 24, 2019, as previously amended by Amendment No. 1, dated December 13, 2020, by and between us and Teva (the “Settlement Agreement”). Under the terms of the Amendment, we repaid Teva $4 million as the final payment due from us under the Settlement Agreement, with 50% of such payment in cash and 50% in the form of our ordinary shares, all in accordance with the terms and timeframe specified in the Amendment.

U.S. Food and Drug Administration Approval of NexoBrid for the Treatment of Pediatric Patients with Severe Thermal Burns

On August 15, 2024, the FDA approved a pediatric indication for NexoBrid® (anacaulase-bcdb) allowing for eschar removal in pediatric patients aged newborn through eighteen with deep partial- and/or full-thickness thermal burns.

Corporate Information

We were incorporated under the laws of the State of Israel on January 27, 2000. Our principal executive offices are located at 42 Hayarkon Street, Yavne 8122745, Israel, and our telephone number is +972-77-971-4100. Our website is www.MediWound.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “MediWound” design logo, “MediWound”, “NexoBrid”, “EscharEx” and other trademarks or service marks of MediWound Ltd. appearing in this prospectus are the property of MediWound Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and “™” trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

Securities that may be offered and sold from time to time by the Selling Shareholders	Up to 1,453,488 ordinary shares.

Offering prices of the ordinary shares
The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See the section entitled “Plan of Distribution.”

Ordinary shares issued and outstanding	10,786,423 ordinary shares (as of August 15, 2024).

Use of Proceeds
All of the shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales. See the section entitled “Use of Proceeds.”

Dividend Policy
We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition. See the section entitled “Dividend Policy.”

Nasdaq Global Market Symbol	Our ordinary shares are listed on The Nasdaq Global Market under the symbol “MDWD.”

Risk Factors
Prospective investors should carefully read and consider the section entitled “Risk Factors” on page 6 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, in any other filings that we make with the SEC subsequent to the date of this prospectus which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

USE OF PROCEEDS

All ordinary shares offered by this prospectus are being registered for the accounts of the selling shareholders and we will not receive any proceeds from the sale of these shares.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Our obligation to pay a dividend on our ordinary shares is subject to our board of directors declaring such a payment. We are not obligated to pay any dividends on our ordinary shares and we currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Shareholders named in this prospectus of 1,453,488 ordinary shares of the Company.

Unless the context otherwise requires, as used in this prospectus, the “Selling Shareholders” include the selling shareholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, in-kind distribution or other non-sale related transfer.

Information About Selling Shareholders Offering

The Selling Shareholders consist of those shareholders who have the right to include their securities in a registration or offering effected by us under the terms of our Registration Rights Agreement dated July 15, 2024.

Except as otherwise disclosed in the footnotes below, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with us (other than, in the case of Teva Pharmaceutical Industries Ltd., as a party to the Settlement Agreement, as described above in this prospectus under the section entitled “Prospectus Summary — Recent Developments”).

The following table sets forth the name of each Selling Shareholder, the number of ordinary shares beneficially owned by each of the respective Selling Shareholders as of the date of this prospectus, the number of ordinary shares that may be offered under this prospectus and the number of ordinary shares beneficially owned by the Selling Shareholders assuming all of the shares covered hereby are sold. All calculations in the table are based on 10,786,423 ordinary shares outstanding as of August 15, 2024. The number of ordinary shares in the column “Number of Shares Being Offered” represents all of the ordinary shares that a Selling Shareholder may offer under this prospectus. The Selling Shareholders may sell some, all or none of their ordinary shares. We do not know how long the Selling Shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the ordinary shares. The ordinary shares covered hereby may be offered from time to time by the Selling Shareholders.

The information set forth below is based upon information obtained from the Selling Shareholders and upon information in our possession regarding the original issuance of the ordinary shares.

Shares Beneficially Owned Prior to Offering(1)			Number of Shares Being Offered	Shares Beneficially Owned After Offering(2)
Name of Selling Shareholder	Number	Percent		Number	Percent
Mölnlycke Health Care AB(3)	872,093	8.1%	872,093	0	*
Yelin Lapidot Provident Funds Management Ltd.(4)	522,645	4.85%	465,116	57,529	*
Teva Pharmaceutical Industries Ltd.(5)	116,279	1.1%	116,279	0	*

* Less than 1%

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)
Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular Selling Shareholder, such Selling Shareholder sells all ordinary shares registered under this prospectus held by such Selling Shareholder.

(3)
The securities reported herein are held directly by Mölnlycke Health Care AB (“Mölnlycke”). Mölnlycke exercises voting, investment and dispositive power through its board of directors comprised of Zlatko Rihter, Susanne Larsson, and Kristin Hedlund, each of whom disclaims beneficial ownership over the shares held by Mölnlycke. The address of Mölnlycke Health Care AB is Gamlestadsvägen 3C, P.O. Box 130 80, SE-402 52, Gothenburg, Sweden.

(4)
The securities reported herein are beneficially owned by provident funds managed by Yelin Lapidot Provident Funds Management Ltd. (the “Subsidiary”), wholly-owned subsidiary of Yelin Lapidot Holdings Management Ltd. ("Yelin Lapidot Holdings"). Mr. Yelin owns 24.38% of the share capital and 25.00% of the voting rights of Yelin Lapidot Holdings, Mr. Lapidot owns 24.62% of the share capital and 25.00% of the voting rights of Yelin Lapidot Holdings. Messrs Yelin and Lapidot are responsible for the day-to-day management of Yelin Lapidot Holdings. In accordance with the Shareholders' Agreement, dated December 5, 2018, until the End of the "Suspension Period" Messrs Yelin and Lapidot are entitled to jointly appoint the majority of the members of Yelin Lapidot Holdings board. The Subsidiaries operate under independent management and make their own independent voting and investment decisions.  Any economic interest or beneficial ownership in any of the securities reported herein is held for the benefit of the members of the provident funds. This Statement shall not be construed as an admission by Messrs. Yelin and Lapidot, Yelin Lapidot Holdings or the Subsidiaries that he or it is the beneficial owner of any of the securities reported herein, and each of Messrs. Yelin and Lapidot, Yelin Lapidot Holdings, and the Subsidiaries disclaims beneficial ownership of any such securities. The address of Yelin Lapidot Holdings is 50 Dizengoff st., Tel Aviv, Israel.

(5)	The address of Teva Pharmaceutical Industries Ltd. is 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel.

TAXATION

The following is a general discussion of the material U.S. and Israeli tax consequences concerning the acquisition, ownership and disposition of our ordinary shares. It is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. This discussion is included for general information purposes only, does not purport to be complete, and does not constitute and is not a tax opinion or tax advice to any investor. You should consult your tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Taxation

This section contains a general discussion of material Israeli tax consequences concerning the acquisition, ownership, and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the accuracy of the tax consequences described below.

Taxation of Our Shareholders

Capital Gains Taxes

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel unless a specific exemption is available or a tax treaty between Israel and the seller’s country of residence provides otherwise. The Tax Ordinance distinguishes between real capital gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s tax basis attributable to an increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary surplus is not currently subject to tax in Israel. The real capital gain is the excess of the total capital gain over the inflationary surplus.

Non-Israeli Resident Shareholders. The Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Tax Ordinance”) generally imposes a capital gains tax on the disposition of capital assets by non-Israeli tax residents if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, (iii) represent, directly or indirectly, rights to assets located in Israel, or (iv) a right in a foreign resident corporation, which in its essence is the owner of a direct or indirect right to property located in Israel (with respect to the portion of the gain attributed to the property located in Israel), unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Generally, a non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares in an Israeli resident company purchased upon or after the registration of the shares on the on TASE or on a regulated market outside of Israel (such as Nasdaq) should be exempt from Israeli capital gains tax unless, among others, (i) the capital gain derived from the sale of shares was attributed to a permanent establishment that the non-Israeli resident shareholder maintains in Israel, or (ii) the Israeli resident company is classified as a real estate investment trust or ceased to be a real estate investment trust (as defined in the Tax Ordinance). Non-Israeli “body of persons” (as defined under the Tax Ordinance, which includes corporate entities, partnerships and other entities) will not be entitled to the foregoing exemption if Israeli residents, whether directly or indirectly: (i) have a controlling interest of more than 25% in such non-Israeli entity or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli entity as specified in section 68A of the Tax Ordinance. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

If not exempt, a non-Israeli resident shareholder would generally be subject to tax on capital gain at the ordinary corporate tax rate as specified in section 126 of the Tax Ordinance (23% in 2024), if generated by a company, or at a marginal tax rate according to section 121 of the Tax Ordinance but up to a rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “substantial shareholder” (as defined under the Tax Ordinance), at the time of sale or at any time during the preceding 12-month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include, among others, the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation as specified in section 126 of the Tax Ordinance (23% in 2024) and a marginal tax rate (up to 47% for an individual in 2024) as specified in section 121 of the Tax Ordinance (excluding excess tax as discussed below)) unless contrary provisions in a relevant tax treaty apply. If the individual claims a deduction of interest and linkage fluctuation expenses in connection with the purchase or holding of the shares, the gain will generally be taxed at a fixed rate of 30% until the promulgation of regulations setting forth the rules and conditions for deduction of real interest and linkage differentials pursuant to section 101A(a)(9) and 101A(b) of the Tax Ordinance.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence. For example, under the Convention Between the Government of the United States and the Government of the State of Israel with respect to Taxes of Income, as amended (the “the United States-Israel Tax Treaty”), the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the United States-Israel Tax Treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply, inter alia, if (a) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment that the shareholder maintains in Israel, (b) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital of the company at any time in the 12-month period preceding such sale, exchange or disposition, subject to certain conditions, (c) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year, (d) the capital gains arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (e) the capital gain arising from such sale, exchange or disposition is attributed to royalties. In each case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable.

Regardless of whether non-Israeli shareholders may be liable for Israeli capital gains tax on the sale of our ordinary shares, the payment of the consideration may be subject to withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority (“ITA”) may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as non-Israeli tax residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold Israeli taxes at source.

In addition, with respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of up to two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions in which the sellers receive shares in the acquiring entity that are publicly traded on a stock exchange, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of such shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the ITA might be required.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 30 of each tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Tax Ordinance and the regulations promulgated thereunder, the aforementioned return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Israeli Resident Shareholders. An Israeli resident will generally be subject to a capital gains tax as an individual on any real capital gain at the rate of 25%. However, where an individual shareholder claims a deduction for interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income,” as defined in section 2(1) of the Ordinance, are taxed at the marginal tax rates applicable to business income (up to 47% in 2024 including, excess tax, if any, as described below).

An Israeli resident corporation that derives capital gains from the sale of shares of an Israeli resident company will generally be subject to tax on the real capital gain generated on such sale at the corporate tax rate of 23%.

Dividends

Non-Israeli Resident Shareholders. Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence (provided that a certificate from the ITA allowing for a reduced withholding tax rate or a tax exemption is obtained in advance). With respect to a person who is a “substantial shareholder” (described above) at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%. Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents, are generally subject to Israeli withholding tax at a rate of 25%, so long as the shares are registered with a nominee company (whether or not the recipient is a substantial shareholder), unless a lower rate is provided under an applicable tax treaty (provided that a certificate from the ITA allowing for a reduced withholding tax rate is obtained in advance). However, a distribution of dividends to non-Israeli residents is generally subject to a withholding tax at the source at a rate of 15%, or such lower rate as may be provided in an applicable tax treaty, if the dividend is distributed from income attributed to a "Benefited or Approved Enterprise," and 20% if the dividend is distributed from income attributed to "Preferred Enterprise" as such term is defined in the Law for the Encouragement of Capital Investments, 5719-1959, or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding tax rate).

For example, under the United States-Israel Tax Treaty and subject to the eligibility to the benefits under such treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, for dividends not generated by an Approved Enterprise, Benefited Enterprise or Preferred Enterprises and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income of the Israeli resident paying corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Benefited Enterprise are subject to withholding tax at the rate of 15% for such U.S. corporate shareholder, provided that the conditions related to the holding of 10% of our voting capital and to our gross income for the previous year (as set forth in the previous sentence) are met. The aforementioned rates under the United States-Israel Tax Treaty would not apply if the dividend income is derived through a permanent establishment of the U.S. resident in Israel.

If the dividend is attributable partly to income derived from a Benefited Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel in respect of such income, provided, inter alia, that (i) such income was not derived from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay Excess Tax (as further explained below).

Israeli Resident Shareholders. An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 15% if the dividend is distributed from income attributed to a Benefited Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from Israeli corporate tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax (although, if such dividends are subsequently distributed to Israeli individuals or non-Israeli shareholders, the above shall apply). An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 721,560 for 2024 (which amount is linked to the annual change in the Israeli consumer price index), including, but not limited to, dividends, interest and capital gain.

Estate and Gift Tax

Israeli tax law presently does not impose estate or gift taxes.

Material U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (defined below) of the acquisition, ownership and disposition of our ordinary shares issued pursuant to this offering. This description addresses only the material U.S. federal income tax consequences of beneficial ownership of the ordinary shares held as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•
tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Internal Revenue Code of 1986, as amended (the “Code”), respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our ordinary shares as compensation for the performance of services;

•	persons that will hold our ordinary shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the ordinary shares being taken into account in an applicable financial statement;

•
partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ordinary shares through such an entity;

•	S corporations;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar;
•	persons that are residents or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States; and

•	holders that own or have owned directly or indirectly or by attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address any U.S. federal tax consequences other than U.S. federal income tax consequences. It does not address the U.S. federal estate, gift or alternative minimum tax consequences, Medicare consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the Code, applicable U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof, each of which is subject to change (possibly with retroactive effect). Any such change could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service (the “IRS”), will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more “United States Persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of the trust’s substantial decisions.

This discussion does not address U.S. federal income tax considerations for holders that are not U.S. Holders. If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares issued pursuant to this offering.

Distributions on our Ordinary Shares

We do not intend to pay cash dividends in the foreseeable future. However, if any distribution of property is made on our ordinary shares and you are a U.S. Holder, then, subject to the discussion below under “—Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares (before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders) will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent such distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares (but not below zero) and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that the entire amount of any distribution generally will be taxable as dividend income to you. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) if certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Such lower rate of taxation shall not apply if the Company is a PFIC with respect to the U.S. Holder for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. Finally, the dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

Dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. Applicable U.S. Treasury Regulations impose additional requirements that must be met for a foreign tax to be creditable, depending on the nature of such foreign tax, although temporary relief from the application of certain aspects of these Regulations has been provided until new guidance or regulations are issued. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such ordinary shares, and such gain or loss will generally be capital gain or loss. If any Israeli tax is imposed on the sale, exchange or other taxable disposition of our ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such disposition before deduction of the Israeli tax. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. Except with respect to foreign currency gain or loss, if you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of our ordinary shares will generally be eligible for a preferential rate of taxation applicable to capital gains if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any gain or loss that a U.S. Holder recognizes on the sale, exchange or other taxable disposition of our ordinary shares generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Because you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income in the same category, you may be unable to claim a foreign tax credit with respect to Israeli tax, if any, imposed on any such U.S.-source gain. Additionally, as discussed above, the Foreign Tax Credit Regulations may further limit your ability to claim such a foreign tax credit, depending on the nature of such Israeli tax. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC for any taxable year, a U.S. Holder of our ordinary shares would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes, subject to certain exceptions, dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC for any year with respect to which a U.S. Holder owns our ordinary shares, then, in the absence of any special elections, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares. Certain elections (such as a deemed sale election) may be available under certain circumstances.

Based on the composition of our gross income, gross assets and the nature of our business, we do not believe that we were classified as a PFIC for the taxable year ended December 31, 2023. There can be no assurance that we will not be considered a PFIC for the current or any future taxable year. PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Our status as a PFIC in the future may depend on the amount of cash proceeds we receive in other offerings, and how quickly we use such cash proceeds in our business. Furthermore, the value of our gross assets is likely to be determined in large part by reference to our market capitalization. As such, a decline in the value of our ordinary shares or an increase in the value of our passive assets (including cash and short term investments), for example, may result in our becoming a PFIC.

If we are considered a PFIC for any taxable year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.” In addition, if we are a PFIC and we own directly or indirectly equity in any company that is also a PFIC (“lower-tier PFIC”), a U.S. Holder may also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such lower-tier PFIC. Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes a valid mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark- to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year for which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above.

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares, are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Global Market is a qualified exchange for this purpose. Because a mark-to-market election generally cannot be made for any lower-tier PFICs , a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in lower-tier PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) or successor form with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. If the Company was a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to distributions (including constructive distributions) on, and proceeds from the sale, exchange or redemption of, our ordinary shares made within the United States or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances. A payor will be required to withhold backup withholding tax from any payments of dividends (including constructive dividends) on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number and a duly executed IRS Form W-9 or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements or to report dividends required to be shown on the holder’s U.S. federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s United States federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals (and certain entities) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership, and disposition of our ordinary shares issued pursuant to this offering. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares issued pursuant to this offering.

DESCRIPTION OF ORDINARY SHARES

A description of our share capital and our ordinary shares can be found in Exhibit 2.1 to our Annual Report on Form 20-F filed with the SEC on March 21, 2024 and is incorporated by reference herein.

General
Our authorized share capital consists of 20,000,000 ordinary shares, par value NIS 0.07 per share, of which 9,286,252 shares are issued and outstanding as of June 30, 2024.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not provide any preemptive rights. All ordinary shares have identical voting and other rights in all respects.

Our registration number with the Israeli Registrar of Companies is 51-289494-0. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC), New York, New York.

Listing

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MDWD.”

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee		$4,022.53
FINRA filing fee		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Printing fees		*
Miscellaneous		*
TOTAL	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters with respect to U.S. law will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of MediWound Ltd as of December 31, 2023 and 2022, and for each of the years in the three year period ended December 31, 2023, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We maintain a corporate website at www.MediWound.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024; and
•
our Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on the following dates:
•     March 21, 2024 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management, and excluding Exhibit 99.2 thereto);
•     May 29, 2024 (the first report on that day) (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management);
•     May 29, 2024 (the second report on that day) (including the information contained in Exhibit 99.1 and Exhibit 99.2 thereto);
•     July 9, 2024;
•     July 15, 2024 (the first report on that day) (including Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3 thereto, but excluding Exhibit 99.1 thereto);
•     July 15, 2024 (the second report on that day) (including Exhibit 4.1 thereto);
•     July 16, 2024 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management);
•     August 5, 2024 (including the information contained in Exhibit 99.1 thereto, but excluding quotes of our senior management);
•     August 14, 2024 (the first report on that day) (including the information contained in Exhibit 99.1 thereto);
•     August 14, 2024 (the second report on that day) (including the information contained in Exhibit 99.1, but excluding quotes of our senior management, Exhibit 99.2 and Exhibit 99.3); and
•     August 15, 2024 (including the information contained in Exhibit 99.1, but excluding quotes of our senior management).

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on March 12, 2014, as updated by the description of our ordinary shares filed as Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MediWound Ltd.
c/o LifeSci Advisors
Attn: Daniel Ferry, Managing Director
Email: daniel@lifesciadvisors.com

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

MediWound Ltd.

1,453,488 Ordinary Shares Offered by Selling Shareholders

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759, 1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association do include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our articles of association and Israeli Law.

Item 9. Exhibits.

(a)	Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement (1)
3.1	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on March 21, 2024)
3.2	Memorandum of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form F-1 filed with the SEC on March 3, 2014)
4.1	Specimen share certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on March 3, 2014)
4.2
Form of Registration Rights Agreement, dated July 15, 2024, by and between the Registrant and the purchasers of the Registrant’s ordinary shares listed on the signature pages thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on July 15, 2024)

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm
23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Powers of Attorney (included in signature page to Registration Statement)
107*	Filing Fee Table

*	Filed herewith
(1)	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report on Form 6-K and incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yavne, Israel on this 29th day of August 2024.

MEDIWOUND LTD.
By:	/s/ Hani Luxenburg
Name: Hani Luxenburg
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ofer Gonen and Hani Luxenburg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 29, 2024 in the capacities indicated:

Signatures	Title

/s/ Ofer Gonen Ofer Gonen	Chief Executive Officer (Principal Executive Officer)

/s/ Hani Luxenburg Hani Luxenburg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Nachum (Homi) Shamir Nachum (Homi) Shamir	Chairman of the Board of Directors

/s/ Vickie R. Driver Vickie R. Driver	Director

/s/ David Fox David Fox	Director

/s/ Shmuel (Milky) Rubinstein Shmuel (Milky) Rubinstein	Director

/s/ Stephen T. Wills Stephen T. Wills	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of MediWound Ltd. has signed this registration statement on August 29, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director